Exhibit 10.58
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 16th day of November, 2007 (“Effective Date”), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), and GARY A. NORCROSS (the “Employee”).
RECITALS:
     WHEREAS, Fidelity Information Services, Inc., a subsidiary of Company, (“Subsidiary”) and Employee previously entered into a letter agreement dated April 1, 2003 and amended from time to time (“Prior Agreement”) specifying payments and benefits payable to Employee; and
     WHEREAS, Company desires to terminate the Prior Agreement and enter into this Agreement to recognize Employee’s superior performance and continuing value to the Company and its shareholders; and
     WHEREAS, Employee desires to continue his employment with the Company on the terms and conditions provided herein
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
     1. Purpose and Release. The purpose of this Agreement is to terminate the Prior Agreement, to recognize Employee’s significant contributions to the overall financial performance and success of the Company, to protect the Company’s business interests through the addition of restrictive covenants, and to provide a single, integrated document which shall provide the basis for Employee’s continued employment by the Company. In consideration of the execution of this Agreement and the termination of the Prior Agreement, Employee releases all rights and claims that Employee has, had or may have arising under such Prior Agreement.
     2. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs Employee to serve in an executive capacity as the President and Chief Operating Officer of Transaction Processing Services. The business lines that comprise “Transaction Processing Services” are described in the Company’s 2007 SEC filings. Employee shall devote substantially all of his business time, attention and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise without the express written consent of the Chief Executive Officer or Board of Directors (“Board”), other than personal, personal investment, charitable, or civic matters which do not conflict with Employee’s duties. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with said position and as they are from time to time assigned to Employee by the Chief Executive Officer or Board.
     3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date, subject to prior termination as set forth in Section 8 (the “Employment Term”). The Employment Term shall be extended automatically for one (1) additional year on the first anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated. Notwithstanding any termination of the Employment Term or the Employee’s employment, the Employee and the Company agree that Sections 8 through 10 shall remain in effect until all obligations and benefits that accrued prior to that termination are satisfied thereunder.
     4. Salary. During the Employment Term, the Company shall pay the Employee an annual base salary, before deducting all applicable withholdings, of no less than $575,000.00 per year, payable at the time and in be manner dictated by the Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased at the Company’s discretion to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases pursuant to this Section 4, the “Annual Base Salary”).
     5. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which the Company may from · time to time make available to the Employee, the Employee shall be entitled to the following during the Employment Term:
(a)	the standard Company benefits enjoyed by the Company’s other top executives as a group;

(b)	medical and other insurance coverage (for the Employee and any covered dependents) provided by the Company to its other top executives as a group;

(c)	supplemental disability insurance sufficient to provide two-thirds of the Employee’s pre-disability Annual Base Salary;

(d)	an annual incentive bonus opportunity (“Annual Bonus”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Compensation Committee (the “Committee”) of the Board. The Employee’s target Annual Bonus opportunity shall be not less than one hundred and fifty percent (150%) of the Employee’s Annual Base Salary. The Employee’s target Annual Bonus opportunity may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Company. Subject to Section 8, the Annual Bonus shall become fully vested at the end of each calendar year within the Employment Term and shall be paid no later than March 15th of the following year; and

(e)	participation in the Company’s equity incentive plans.
     6. Vacation. For and during each calendar year within the Employment Term, the Employee shall be entitled to reasonable paid vacation periods consistent with his positions with the Company and in accordance with the Company’s standard policies, or as the Board may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company’s standard policies or as the Company may approve.

     7. Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.
     8. Termination of Employment. The Company or the Employee may terminate the Employee’s employment at any time and for any reason in accordance with Subsection 8(a) below. The Employment Term shall be deemed to have ended on the last day of the Employee’s employment. The Employment Term shall terminate automatically upon the Employee’s death.
(a)	Notice of Termination. Any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with the notice provisions contained in Section 26. For purposes of this Agreement, a ''Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Section 8(b) and, with respect to a termination due to Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Employee’s Disability. A Notice of Termination from the Employee shall specify whether the termination is with or without Good Reason or due to Disability.

(b)	Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given, unless expressly agreed to by the parties hereto) or the date of the Employee’s death.

(c)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)	Cause. For purposes of this Agreement, “Cause” means the Employee’s (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment); (ii) willful neglect of duties (other than due to a physical or mental impairment); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty; (iv) material breach of this Agreement or (v) impeding, or failing to materially cooperate with, an investigation authorized by the Board. No act or failure to act directly related to Company action or inaction that constitutes Good Reason shall constitute Cause under this Agreement if the Employee has provided a Notice of Termination based on such Good Reason event prior to the Company’s giving of the Notice of Termination for Cause. The Employee’s termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of at least three fourths (3/4) of the Board (less the Employee if the Employee is a Director), stating that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in the Notice of Termination and such conduct constitutes Cause under this Agreement; provided, however, that the Employee shall have been given reasonable opportunity (i) to cure any act or omission that constitutes Cause if capable of cure and (ii), together with counsel, during the thirty (30) day period following the receipt by the Employee of the Notice of Termination and prior to the adoption of the Board’s resolution, to be heard by the Board.

(e)	Disability. For purposes of this Agreement, the Employee shall be deemed to have a Disability if the Employee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)	Good Reason. For purposes of this Agreement, the term “Good Reason” means (x) a Change in Control, provided Employee gives Notice of Termination during the period commencing sixty (60) days and expiring three hundred and sixty-five (365) days after such Change in Control, or (y) the occurrence (without the Employee’s express written consent) during the Employment Term of any of the following acts or failures to act by the Company:
(i)	an adverse change in the Employee’s title, the assignment to the Employee of duties materially inconsistent with the Employee’s position as President and Chief Operating Officer, Transaction Processing Services, or a substantial diminution in the Employee’s authority;

(ii)	the material breach by the Company of any of its other obligations under this Agreement;

(iii)	the Company gives the Employee notice of its intent not to extend the Employment Term, any time during the one (1) year period immediately following a Change in Control;

(iv)	following a Change in Control, the relocation of the Employee’s primary place of employment to a location more than fifty (50) miles from the Employee’s primary place of employment immediately prior to the Change in Control (currently 601 Riverside Avenue, Jacksonville, Florida 32204); or

(v)	the failure of the Company to obtain the assumption of this Agreement as contemplated in Section 22.
Notwithstanding the foregoing, the Board placing the Employee on a paid leave for up to sixty (60) days pending the determination of whether there is a basis to terminate the Employee for Cause, shall not constitute Good Reason. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute

Good Reason unless the Employee has given a Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days from the Employee’s actual knowledge of the occurrence of such event and, if capable of cure, the Company has’ failed to cure the condition or event constituting Good Reason within the thirty (30) day period following receipt of the Employee’s Notice of Termination.
     9. Obligations of the Company upon Termination.
(a)	Termination by the Company for other than Cause or Disability or Termination by the Employee for Good Reason. If the Employee’s employment is terminated by the Company for any reason other than Cause or Disability or by the Employee for Good Reason:
(i)	the Company shall pay to the Employee, (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary and any expense reimbursement payments owed to the Employee, and (B) within five (5) business days after the Date of Termination or, if later, by March 15 of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year (the “Accrued Obligations”);

(ii)	the Company shall pay to the Employee, within thirty (30) business days after the Date of Termination, a prorated Annual Bonus based on (A) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined and (B) the fraction of the year the Employee was employed;

(iii)	the Company shall pay to the Employee, within thirty (30) business days after the Date of Termination, a lump-sum payment equal to 300% of the sum of (x) the Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which the Employee did not expressly consent in writing) and (y) the highest Annual Bonus paid to the Employee by the Company within the three years preceding his termination of employment or, if higher, the highest target Annual Bonus opportunity in the year in which the Date of Termination occurs;

(iv)	all stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be; and

(v)	for a three (3) year period after the Date of Termination, the Company will provide or cause to be provided to the Employee (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Employee and any covered dependents were receiving immediately prior to the Notice of

Termination at the same level of benefits and at the same dollar cost to the Employee as is available to the Company’s executive officers generally, provided that the Employee’s continued receipt of such benefits is possible under the general terms and provisions of the applicable plans and programs, and provided further, that such benefits would not be taxable to the Employee or subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that the Employee’s participation in any such plan or program is prohibited, the Company shall, at its expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited. If the Company arranges to provide the Employee and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Employee (at no greater cost to the Employee) by another employer during the three (3) year period following the Employee’s Date of Termination. The Employee must report to the Company any such benefits that he receives or that are made available. In lieu of the benefits described in this Section 10(a)(v), the Company, in its sole discretion, may elect to pay to the Employee a lump sum cash payment equal to the monthly premiums that would have been paid by the Company to provide such benefits to the Employee for each month such coverage is not provided under this Section 10(a)(v). Nothing in this Section 10(a)(v) will extend the COBRA continuation coverage period.
The Company shall provide the Employee with advance written notice of the date of the first anniversary of any Change in Control.
(b)	Termination by the Company for Cause or by the Employee without Good Reason. If the Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, the Company’s only obligation under this Agreement shall be payment of any Accrued Obligations and any expense reimbursement payments owed to Employee.

(c)	Termination Due to Death or Disability. If the Employee’s employment is terminated due to death or Disability, the Company shall pay to the Employee (or to the Employee’s estate or personal representative in the case of the Employee’s death), within thirty (30) business days after the Date of Termination, (i) any Accrued Obligations and (ii) a prorated Annual Bonus based on (A) the target Annual Bonus opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus opportunity has yet been determined and (B) the fraction of the year the Employee was employed.

(d)	Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean that the conditions set forth in anyone of the following subsections shall have been satisfied:

(i)	the acquisition, directly or indirectly, by any “person” (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(ii)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)	a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger;

(iv)	during any period of two (2) consecutive years during the Employment Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

(v)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of assets of the Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the Company immediately prior to such sale, transfer or other disposition, other than a sale, transfer or other disposition to an entity (x) which immediately following such sale, transfer or other disposition owns, directly or indirectly, at least fifty percent (50%) of the Company’s outstanding voting securities or (y) fifty percent (50%) or more of whose outstanding voting securities is immediately following such sale, transfer or other disposition owned, directly or indirectly, by the Company. For purposes of the foregoing clause, the sale of stock of a subsidiary of the Company (or the assets of such subsidiary) shall be treated as a sale of assets of the Company; or

(vi)	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.

For purposes of this Agreement, no event or transaction that is entered into, is contemplated by, or occurs as a result of the proposed spin-off of the Company’s Lender Processing Services division as publicly announced on October 25, 2007 shall constitute a Change in Control.
     10. Excise Tax Gross-up Payments.
(a)	If any payments or benefits paid or provided or to be paid or provided to the Employee or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the: “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, except as otherwise provided in this Section 10(a), the Employee will be entitled to receive an additional payment (a “Gross- Up Payment”) in an amount such that, after payment by the Employee of all income taxes, all employment taxes and any Excise Tax imposed upon the Gross-Up Payment (including any related interest and penalties), the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments. Notwithstanding the foregoing, if the amount of the Payments does not exceed by more than 3% the amount that would be payable to the Employee if the Payments were reduced to one dollar less than what would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”), then the Payments shall be reduced, in a manner determined by the Employee, to the Scaled Back Amount, and the Employee shall not be entitled to any Gross-Up Payment.

(b)	An initial determination of (i) whether a Gross-Up Payment is required pursuant to this Agreement, and, if applicable, the amount of such Gross-Up Payment or (ii) whether the Payments must be reduced to the Scaled Back Amount and, if so the amount of such reduction, will be made at the Company’s expense by all accounting firm selected by the Company. The accounting firm will provide its determination, together with detailed supporting calculations and documentation to the Company and the Employee within ten (10) business days after the date of termination of Employee’s employment, or such other time as may be reasonably requested by the Company or the Employee. If the accounting firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it will furnish the Employee with an opinion to that effect. If a Gross Up Payment becomes payable, such Gross-Up Payment will be paid by the Company to the Employee within thirty (30) business days of the receipt of the accounting firm’s determination. If a reduction in Payments is required, such reduction shall be effectuated within thirty (30) business days of the receipt of the accounting firm’s determination. Within ten (10) business days after the accounting firm delivers its determination to the Employee, the Employee will have the right to dispute the determination. The existence of a dispute will not in any way affect the Employee’s right to receive a Gross-Up Payment in accordance with the determination. If there is no dispute, the determination will be binding, final, and conclusive upon the Company and the Employee. If there is a dispute, the Company and the Employee will together select. a second accounting firm, which will review the determination and the Employee’s basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on the Company and on the Employee for purposes of determining whether a Gross-Up Payment is required pursuant to this Section 10(b) or whether a reduction to the Scaled Back Amount is required, as the case may be. If as a result of any dispute pursuant to this Section 10(b) a Gross-Up Payment is made or additional Gross-Up Payments are made, such Gross-Up Payment(s) will be paid by the Company to be Employee within thirty (30) business days of the receipt of the second accounting firm’s determination. The Company will bear all costs associated with the second accounting firm’s determination, unless such determination does not result in additional Gross-Up Payments to the Employee or unless such determination does not mitigate the reduction in Payments required to arrive at the Scaled Back Amount, in which case all such costs will be borne by the Employee.

(c)	For purposes of determining the amount of the Gross-Up Payment and, if applicable, the Scaled Back Amount, the Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in · the calendar year in which the Gross-Up Payment is to be made or the Scaled Bick Amount is determined, as the · case may be, and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the date of termination of Employee’s employment, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

(d)	As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Company should have been made, the Employee’s Payments will be reduced to the Scaled Back Amount when they should not have been or the Employee’s Payments are reduced to a greater extent than they should have been (an “Underpayment”) or Gross-Up Payment s are made by the Company which should not have been made, the Employee’s Payments are not reduced to the Scaled Back Amount when they should have been or they are not reduced to the extent they should have been (an “Overpayment”). If it is determined that an Underpayment has occurred, the accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. If it is determined that an Overpayment has occurred, the accounting firm shall determine the amount of the Overpayment that has occurred and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company; provided, however, that if the Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Exchange Act, repayment shall not be required. The Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with an} reasonable requests by the Company in connection with any contest or dispute with the Internal Revenue Service in connection with the Excise Tax.

(e)	The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment resulting in at Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date or which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by 3J attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceeding relating to such claim;
provided, however, that the Company shall bear and pay directly all cost and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including related interest and penalties imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(e), the Company shall control all proceedings taken in connection with such contest and, at its sol option, may pursue or forgo any and all administrative appeals, proceedings hearings and conferences with the taxing authority in respect of such claim an may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a. determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, a the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including related interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest shall be limited to issues that may impact Gross-Up Payments or reduction in Payments under this Section 10, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)	If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 10(e), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 10(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 10(e), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.
     11. Non-Delegation of Employee’s Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
     12. Confidential Information. Employee acknowledges that in his capacity as an employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company’s and its affiliates’ financial positions and financing arrangements. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 12. Accordingly, the Employee agrees that during the Employment Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either along or with others, outside the scope of his duties and responsibilities with the Company and its affiliates.
     13. Non-Competition During Employment Term. The Employee agrees that, during the Employment Term, he will devote substantially all his business time and effort, and give undivided loyalty, to the Company and its affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit customers, suppliers or employees of the Company or affiliates on behalf of, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. In addition, during the Employment Term, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.
     14. Non-Competition After Employment Term. The parties acknowledge that as an executive officer of the Company the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by an executive officer such as the Employee in that business after the Employment Term is terminated would severely injure the Company and its affiliates. Accordingly, for a period of one (1) year after the Employee’s employment terminates for any reason whatsoever, except as otherwise stated herein below, the Employee agrees (a) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that in any way competes with the Company or its affiliates in any of their presently-existing or then-existing products and markets; and (b), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Section 14 under the following circumstances:
(a)	if the Employee’s employment is terminated by the Company without Cause;

(b)	if the Employee’s employment is terminated as a result of the Company’s unwillingness to extend the Employment Term;

(c)	if the Employee terminates employment for Good Reason; or

(d)	if the Employee terminates employment without Good Reason, any time during the one (1) year period immediately following a Change in Control.
     15. Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, am other property of the Company or its affiliates.
     16. Improvements and Inventions. Any and all improvements or inventions, which the Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and produced not in the scope of Employee’s employment hereunder, shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

     17. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. It is, therefore, agreed between and hereby acknowledged by the parties that, in the event of a breach by the Employee of any of his obligations contained in this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee hereby acknowledges that obligations under Sections 12, 14, 15, 16, 17, 18 and 19 shall survive the termination of his employment and he shall be bound by their terms at all times subsequent to the termination of his employment for the periods specified therein. Nothing herein contained shall in any way limit or exclude any other right granted by law or equity to the Company.
     18. Release. Notwithstanding any provision herein to the contrary, the Company will require that, prior to payment of any amount or provision of any benefit under Section 9 or payment of any Gross-Up Payment pursuant to Section 10 of this Agreement (other than due to the Employee’s death), the Employee shall have executed a complete release of the Company and its affiliates and related parties it such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.
     19. No Mitigation. The Company agrees that, if the Employee’s employment hereunder is terminated during the Employment Term, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 9(a)(v) hereof) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits or otherwise.
     20. Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, including, without limitation, the Prior Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.
     21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.
     22. Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any such successor that expressly assumes this Agreement or otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     23. Counterparts. This Agreement may be executed in counterparts, each of which shall, be deemed an original, but all of which together shall constitute one and the same instrument.
     24. Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury; provided, however, that on or after a Change in Control, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to the Employee to the fullest extent permitted by law; all legal fees, court costs and litigation expenses reasonably incurred by the Employee or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that the Employee shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of the Employee’s claims or defenses were frivolous or without merit.
     25. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.
     26. Notices. Any notice, request, or instruction to be given hereunder shall be in Writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
     To the Company:
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel
     To the Employee:
Gary A. Norcross
601 Riverside Avenue
Jacksonville, FL 32204

     27. Waiver of Breach. The waiver by any party of the provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
     28. Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or witholdings the Company is required to deduct pursuant to state, federal or loca1 laws.
     29. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.
     IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: /s/ Lee A. Kennedy
Its: President and Chief Executive Officer

GARY A. NORCROSS

/s/ Gary A. Norcross

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